October 4, 2005

via U.S. mail and facsimile

L. Ray Adams, Chief Financial Officer
Oregon Steel Mills Inc.
1000 S.W. Broadway
Suite 2200
Portland, Oregon 97205

	RE:	Form 10-K for the Fiscal Year Ended December 31, 2004
		File No. 1-9887


Dear Mr. Adams:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Nili Shah
Accounting Branch Chief


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Mr. Gary T. Steele
March 9, 2005
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE